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Exhibit # 99.1

PPOL, Inc.

Investor Relations Contacts:
Ina McGuinness/Zachary Bryant
zbryant@lhai.com
Lippert/Heilshorn & Associates
(310) 691-7100


FOR IMMEDIATE RELEASE

                           PPOL NAMES TOSHIAKI SHIMOJO
                      CHIEF FINANCIAL OFFICER AND SECRETARY

ORANGE, CALIF. (JUNE 30, 2004) - PPOL, Inc. (OTCBB: PPLC) today announced the appointment of Toshiaki Shimojo, 56, to the position of chief financial officer and secretary, replacing Youichi Awagakubo who will concentrate on his duties as Director at Forval Corporation, the majority shareholder of PPOL, Inc. Mr. Shimojo will report directly to Nobuo Takada, PPOL chairman and chief executive officer.

Mr. Shimojo was previously General Manager of Finance at PPOL and has more than 30 years of experience, primarily in accounting and finance. He was most recently Statutory Auditor of Forval Telecom, an affiliate of PPOL. He is a graduate of Waseda University with a major in Social Science.

"Toshiaki Shimojo's contributions at PPOL have been significant and we are delighted to expand his role at the Company as we prepare to launch our first partnered technology in Japan," said Nobuo Takada, chairman and chief executive officer."

Commenting on his appointment, Mr. Shimojo said, "I look forward to taking on this added responsibility and having the opportunity to play a key role in executing PPOL's new growth strategy."

Mr. Takada added, "I would like to thank Youichi Awagakubo for his contributions to PPOL and his continued support."

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ABOUT PPOL
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PPOL, Inc. is a California-based holding company whose primary asset is AJOL of
Tokyo, Japan. AJOL actively promotes the interactions of the members of organization, Acube, which is sponsored by AJOL through conferences and speaking engagements conducted by AJOL's President and CEO, Yoshihiro Aota. In addition, through their own interactions, Acube members spread the word about MOJICO hardware and drive growth of related services. Many members serve as MOJICO hardware distributors of Acube and MOJICO hardware and develop membership businesses featuring interaction and distribution of related products and services among all members. Through the use of AJOL's MOJICO hardware, members can network and communicate using hand-written Japanese characters, including Kanji whose full meaning cannot be adequately communicated through the present fonts of a computer. Members across Japan use the service to find other subscribers and to establish interpersonal relationships, and access other services such as insurance unique to Acube, mail order purchases, the handling of partner-affiliated services, event planning, as well as products and services offered under AJOL's Kamome brand. In April 2004, PPOL announced its new strategy to grow the Company through the early stage identification of proven and promising low-cost target U.S.- and European-developed technologies that it can be quickly introduced into Japan thereby creating a significant lead over competitors. Via PPOL's network in Japan, software products can be localized and sold with local support provided either by PPOL staff or its marketing partners.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involved in the Company's business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in the Company's Securities and Exchange Commission filings. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this news release, and PPOL undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as required under applicable laws.